Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 333-60304 on Form N-1A of our report dated September 23, 2016, relating to the financial statements and financial highlights of Lord Abbett Calibrated Large Cap Value Fund and Lord Abbett Calibrated Mid Cap Value Fund, each a fund of Lord Abbett Equity Trust, appearing in the Annual Report on Form N-CSR of Lord Abbett Equity Trust for the year ended July 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 8, 2017

Lord Abbett July 2016 N-1A
Period End: 7/31/2016	2/6/2017 4:49 PM